Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made by and among Fog Cutter Consulting Corp. (“Provider”), Andrew A. Wiederhorn (“Consultant”) and FAT Brands Inc. (“Company”) as of the last date of execution below (“Execution Date”) and effective as of May 6, 2023 (“Effective Date”). In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Services. During the term of this Agreement, Provider will make available Consultant to provide consulting services to the Company as described on Exhibit A hereto (the “Services”). The Services are part of an independently established trade that Provider is engaged in and the Parties agree that the Services are outside of the usual course of Company’s business. The parties acknowledge that Provider/Consultant have been providing the Services since the Effective Date, and they are executing this Agreement to reflect the terms and conditions of the past and future Services covered by this Agreement.

2. Compensation. As consideration for the Services provided by Consultant and other obligations, the Company shall pay to Provider the compensation specified in Exhibit B hereto at the times specified therein. Provider acknowledges and agrees that Company does not guarantee any specific number of jobs or service requests to Provider and/or Consultant during the term of this Agreement.

3. Independent Contractor Relationship. The Company’s relationship with Provider and Consultant will be that of an independent contractor and not as an employee (“Relationship”). Provider represents that Consultant has the qualifications, experience and ability to properly perform the Services. Provider shall use its best efforts to perform the Services such that the results are satisfactory to the Company.

(a) Method of Providing the Services. Provider/Consultant shall be solely responsible for determining the method, details and means of performing the Services. Provider/Consultant shall be free from the control and direction of Company in connection with the performance of the Services. In addition to the assistant who will be employed by and paid by the Company and accessible to Consultant in accordance with Section 3(b), Provider may, at its own expense, employ or engage the services of such employees, subcontractors, partners or agents, as Provider deems necessary to perform the Services (collectively, the “Subcontractors”). The Subcontractors are not and shall not be employees of the Company, and Provider shall be wholly responsible for the performance of the Services by the Subcontractors. Provider shall expressly advise the Subcontractors of the terms of this Agreement and shall ensure that each Subcontractor who will have access to any Confidential Information or perform any Services has entered into a binding written agreement to protect any Confidential Information to the same extent protected by this Agreement. While on the Company’s premises, Consultant and its Subcontractors shall comply with Company’s then-current access rules and procedures, including those related to safety, security and confidentiality.

(b) Materials Necessary to Provide the Services. The Company will provide Consultant with access to the following items: (1) an executive office; (2) an assistant (who is employed by the Company); (3) parking; (4) Consultant’s previous Company email addresses ending with @fccgi.com and @fatbrands.com (along with access to historical emails); (5) the Company’s IT services for email and remote work connectivity issues; (6) Company records necessary for the Services; (7) access to the Company’s storage for Consultant’s personal files; (8) the Company’s corporate credit card for reasonable expenses incurred as part of the Services; (9) cell phone and emergency satellite phone service for communications necessary for the Services; and (10) a Bloomberg terminal subscription. Other than the foregoing, Provider will provide, at its own expense, all equipment, tools and other materials necessary for Consultant to complete the Services. Any equipment provided to Consultant pursuant to this Agreement may be retained by Consultant following the termination of the Relationship.

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(c) Time of Work. Provider/Consultant shall provide such services as they deem necessary and reasonable to complete the specific Services, but are not required to perform services at any particular time or for any particular number of hours. Company shall not have any right to control Provider/Consultant’s time for performing the Services so long as Provider/Consultant meet the general industry service standards and provides Services in accordance with Exhibit A.

(d) Services are Not Exclusive for Company. Provider and Consultant are not in any way expected to perform the Services exclusively for Company, and shall be entitled to perform similar Services for any other businesses or customers.

(e) No Authority to Bind Company. Provider acknowledges and agrees that Consultant and its Subcontractors have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company from either one of the co-Chief Executive Officers.

(f) No Benefits. Provider acknowledges that Consultant and its Subcontractors shall not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Provider (on behalf of itself, Consultant, and its Subcontractors) hereby expressly declines to participate in such Company employee benefits. Notwithstanding the foregoing, the Company agrees and acknowledges that Fog Cutter Holdings LLC is an affiliate entity of the Company and Consultant may therefore continue to elect medical and other health coverage under the Company’s insurance plans. Consultant will also have access to reasonable use of the Company’s private aircraft and/or charter aircraft for business-related travel and use of such private aircraft for personal travel by Consultant and Consultant’s family so long as Provider or Consultant reimburses the Company at the Standard Industry Fare Level rate for such personal use, provided, however, that a flight will not be considered exclusively personal and will not be reimbursable by the Provider or Consultant if the travel is at least partially necessary for a business need.

(g) Taxes; Indemnification. Provider shall have full responsibility for all applicable taxes for all compensation paid to it, Consultant, or its Subcontractors under this Agreement, including any withholding requirements that apply to any such taxes, and for compliance with all applicable labor and employment requirements with respect to Provider’s self-employment, sole proprietorship or other form of business organization, and with respect to Consultant and the Subcontractors, including state worker’s compensation insurance coverage requirements and any U.S. immigration visa requirements. Provider agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties or interest with respect to such taxes. In the event that any taxes paid by Provider related to compensation paid to it, Consultant, or its Subcontractors are ultimately determined to be owed by or the responsibility of the Company, Company agrees to indemnify, defend and hold Provider harmless from any liability for, or assessment of, any claims or penalties or interest with respect to such taxes.

4. Confidential Information.

(a) Protection of Information. Provider/Consultant understand that during the Relationship, the Company intends to provide Provider/Consultant with certain information, including Confidential Information (as defined below), in order for Consultant to be able to perform Consultant’s Services under this Agreement. At all times during the term of the Relationship and thereafter, Provider/Consultant shall hold in strictest confidence, and not use, except for the benefit of the Company and its affiliates in furtherance of performing the Services, any Confidential Information that Provider/Consultant obtains from the Company or otherwise obtains or accesses in connection with, or as a result of, the Services during the term of the Relationship until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of Provider/Consultant or of others who were under confidentiality obligations as to the item or items involved. Provider/Consultant shall not make copies of such Confidential Information except as authorized by the Company or in the ordinary course of the provision of Services. Provider/Consultant may disclose Confidential Information to Subcontractors in order for Subcontractors to be able to perform the Services under this Agreement. Subcontractors shall agree in writing to be bound by this same confidentiality provision.

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(b) Confidential Information. “Confidential Information” means proprietary information, technical data, trade secrets, or other confidential information that is generally not known or available outside of the Company. Confidential Information includes, without limitation: Company Inventions (as defined below); technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, algorithms, developments, inventions, patent applications, laboratory notebooks, processes, formulas, techniques, mask works, engineering designs and drawings, hardware configuration information, agreements with third parties, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, or budgets.

(c) Third Party Information. The agreements of Provider/Consultant in this Section 4 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence. During the term of the Relationship and thereafter, Provider/Consultant will not improperly use or disclose to the Company any confidential, proprietary or secret information of Provider’s or Consultant’s other current or former clients or any other person, and Consultant will not bring any such information onto the Company’s property or place of business.

(d) Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

(e) Defend Trade Secrets Act Notice. Notwithstanding the nondisclosure obligations herein, pursuant to 18 U.S.C. Section 1833(b), Provider/Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5. Ownership of Inventions.

(a) Use or Incorporation of Inventions. If in the course of the Relationship, Provider or Consultant uses or incorporates into any of the Company’s products, services, processes or machines any Invention not assigned to the Company pursuant to Section 5(c) of this Agreement that (i) has been created by or on behalf of Provider or Consultant, and/or (ii) are owned exclusively by Provider or Consultant or jointly by Provider or Consultant with others or in which Provider or Consultant has an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder, Consultant will promptly so inform the Company in writing. Whether or not Consultant gives such notice, Provider and Consultant hereby irrevocably grants to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Invention under all applicable intellectual property laws without restriction of any kind.

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(b) Inventions. Provider/Consultant understand that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, modifications, improvements, derivative works, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. Provider/Consultant understand that this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. Provider/Consultant understand that “Company Inventions” means any and all Inventions that Subcontractors may solely or jointly author, discover, develop, conceive, or reduce to practice in connection with, or as a result of, the Services performed for the Company or otherwise in connection with the Relationship.

(c) Assignment of Company Inventions. Provider/Consultant will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of their respective right, title and interest throughout the world in and to any and all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights and other proprietary rights therein. Provider/Consultant hereby waive and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, that Provider/Consultant now has or may hereafter have for infringement of any and all Company Inventions. Any assignment of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Provider/Consultant hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. If Provider/Consultant has any rights to the Inventions, other than Moral Rights, that cannot be assigned to the Company, Provider/Consultant hereby unconditionally and irrevocably grant to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, distribute, display, perform, prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import, practice methods, processes and procedures and otherwise use and exploit, such Inventions. For avoidance of doubt, Provider/Consultant shall have no obligation to, and do not, assign to the Company any rights to an Invention that Subcontractors developed entirely on their own time without using Company’s equipment, supplies, facilities, or trade secret information.

(d) Maintenance of Records. Provider/Consultant shall keep and maintain adequate and current written records of all Company Inventions made or conceived by Consultant or Subcontractors (solely or jointly with others) during the term of the Relationship. The records will be available to and remain the sole property of the Company at all times. Consultant shall deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 7.

(e) Intellectual Property Rights. Provider/Consultant shall assist the Company, or its designee, at its expense, in every proper way in securing the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and shall never assert such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Provider’s/Consultant’s obligation to execute or cause to be executed, when it is in their power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. Provider/Consultant each hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as their agent and attorney-in-fact, to act for and in their behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by Consultant’s subsequent incapacity.

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6. Applicability to Past Activities. If and to the extent that, for a period of time prior to the Execution Date (the “Prior Consulting Period”), Provider or Consultant provided any services or made efforts on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company in anticipation of Consultant’s involvement with the Company, that would have been Services if performed during the term of this Agreement, and: (i) Provider/Consultant received access to any information from or on behalf of the Company that would have been Confidential Information if Provider/Consultant received access to such information during the term of this Agreement; or (ii) Provider/Consultant (a) conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company in anticipation of Consultant’s involvement with the Company, that would have been an Invention if conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement; or (b) incorporated into any such item any pre-existing invention, improvement, development, concept, discovery or other proprietary information; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed an “Invention” hereunder, and this Agreement shall apply to such activities, information or item as if disclosed, conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement.

7. Indemnification. Provider shall indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with any grossly negligent or intentionally wrongful act of Consultant or Consultant’s Subcontractors that occurs in the course of the Consultant’s or Subcontractors’ performance of Services under this Agreement. The parties shall each indemnify and hold harmless the other party and its affiliates, directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with any breach by the party of any of the covenants contained in this Agreement.

8. Dispute Resolution. The parties agree that any disputes regarding, relating to, or arising out of this Agreement or Consultant’s performance of Services thereunder shall be resolved in binding arbitration through JAMS, subject to the JAMS Commercial Arbitration Rules then in effect. The parties agree that all arbitration costs, including any JAMS or arbitrator fees, shall be paid by the Company. The arbitration shall take place in Los Angeles, California before a single arbitrator selected by the parties. The arbitrator shall have no authority to award either party damages that, in the aggregate, exceed the amounts paid by Company to Consultant under this Agreement. The parties agree that each party will be responsible for its own attorneys’ fees in connection with any arbitrator under this Section.

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9. Term and Termination.

(a) Term. Consultant shall serve as a consultant to the Company for a period commencing on the Effective Date and terminating on the earlier of (a) the date that Provider completes the provision of the Services to the Company under this Agreement, or (b) termination as provided in this Agreement.

(b) Termination for Convenience. Either party may terminate this Agreement for any reason, at any time upon 20 business days’ prior written notice to the other party.

(c) Survival. Sections 4-10 (inclusive), 11(c) and 13 shall survive termination or expiration of this Agreement in accordance with their terms.

10. Conflicts with this Agreement. Provider represents and warrants that neither Consultant nor any of its Subcontractors is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant represents and warrants that Consultant has the right to disclose and/or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties or in the performance of services for third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant shall not bundle with or incorporate into any deliverables provided to the Company hereunder any third-party products, ideas, processes, or other techniques, including without limitation any licensed software code or any “open source” license, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not infringe upon any copyright, patent, trade secret or other property right of any former employer, client or third party in the performance of the Services.

11. Miscellaneous.

(a) Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Delaware, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction. Provider and Consultant both acknowledge and agree that California Labor Code section 925 shall not apply to this Agreement, including because Provider/Consultant are in fact represented by legal counsel in negotiating the terms of this Agreement and this provision.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c) Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

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(d) Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. No party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the other party.

(e) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via email or other transmission method (including pdf or any electronic signature complying with applicable law) and any counterpart so delivered shall be deemed valid and effective for all purposes.

(i) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement or any notices required by applicable law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Provider/Consultant hereby consents to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agrees to participate through an online or electronic system established and maintained by the Company or a third party designated by the Company.

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IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the dates noted below.

DATE: JULY 19, 2023	FAT Brands Inc.

	By:	/s/ Ken Kuick
	Name:	Ken Kuick
	Title:	Co-Chief Executive Officer
	Email:	kkuick@fatbrands.com

DATE: JULY 19, 2023	FOG CUTTER CONSULTING CORP.

	By:	/s/ Andrew A. Wiederhorn
	Name:	Andrew A. Wiederhorn
	Title:	President
	Email:	andy@fccgi.com
	Address:	9720 Wilshire Blvd, Suite 500
Beverly Hills, CA 90212

DATE: JULY 19, 2023	Andrew a. wiederhorn

	By:	/s/ Andrew A. Wiederhorn
	Email:	andy@fccgi.com
	Address:	9720 Wilshire Blvd, Suite 500
Beverly Hills, CA 90212

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EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

●	Consultant’s Services shall include, but will not be limited to, the following: (1) participate in investor meetings, conferences, and earnings calls; (2) attend certain events with media as a Company or restaurant industry expert; (3) provide advice regarding corporate strategy (including potential brand acquisitions), capital allocation, liquidity, capital markets activities including financing, and restaurant/franchise operations; (4) provide advice or coaching to senior management team members; (5) research, monitor and advise regarding industry and peer competitors performance and strategies; (6) assistance regarding pending legal matters and associated legal fees; (7) review and assist with the negotiation of director and officer liability insurance; and (8) any other tasks agreed upon in advance between Consultant and the Company’s Co-Chief Executive Officers.

●	In addition to and separate from the foregoing Services, Consultant will also have the title of Chairman of the Board.

●	For the sake of clarity, since Consultant is no longer an employee of the Company as of May 5, 2023, Consultant will no longer be responsible for the following duties: (1) signatory on Company bank accounts (but Consultant will be permitted access to review records as business needs dictate); (2) signatory on Company contracts or records (such as Form 10-Ks and 10-Qs, or engagement letters with professional service providers); (3) personnel decisions or the supervising of any Company employees (i.e., hiring, firing, salary/bonus decisions, performance evaluations); (4) inclusion of Consultant’s name in the Franchise Disclosure Documents, franchise sales process or approval, and real estate site approval; (5) managing professional service providers (such as auditor and tax advisors, but except for legal professionals as noted above); (6) negotiation of health and other insurance (such as general liability, but excluding D&O insurance as noted above); (7) budgeting and cash management decisions and accounts payable approvals (except as necessary for advice requested by Company regarding liquidity); and (8) leading weekly all-hands management calls.

●	Provider shall provide such services as it deems necessary and reasonable to complete the specific Services, but is not required to perform services at any particular time or for any particular number of hours. The parties anticipate that Consultant will devote approximately 40 hours per week to performance of the Services, but may in its judgment devote more or less time, and cause Subcontractors to devote additional time, to the performance of the Services.

EXHIBIT B

COMPENSATION

●	For Services rendered by Consultant under this Agreement, the Company shall pay Provider at the rate of $1,850 per hour. The Company shall pay Subcontractors at a rate to be negotiated by the parties when a Subcontractor is engaged. Provider must provide a detailed invoice of Consultant’s and Subcontractors’ time billed to the Company on a monthly basis, and absent any disputes over the time billed, the invoice will be payable by the Company within 30 days. Nothing in this Section shall prevent Consultant from negotiating with the Company for increased hourly service rates for Consultants and Subcontractors.

●	In addition to the foregoing, for services performed as the Chairman of the Board, Consultant will be paid a standard Board fee and receive stock options in the same manner as other non-employee directors of the Company.